Exhibit 4.5

ASSIGNMENT AND ACCEPTANCE

On August 17, 2016, RTW Master Fund, Ltd., a Cayman Islands company (“Assignor”), and BioPharmX Corporation, a Delaware corporation (the “Company”), entered into a subscription agreement (the “Subscription Agreement”) pursuant to which the Company agreed to issue a secured convertible promissory note to Assignor in the original principal amount of $1,000,000 (the “Promissory Note”).  The Promissory Note was issued to Assignor on August 17, 2016, and on the same date, the Company and Assignor also entered into a Security Agreement (the “Security Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”). The Subscription Agreement, the Promissory Note, the Security Agreement and the Registration Rights Agreement are referred to collectively herein as the “Original Agreements.”  Copies of the Original Agreements have been received by each of Assignor and Assignee. Assignor wishes to assign to Assignee, and Assignee wishes to accept assignment from Assignor of, a portion of Assignor’s rights and obligations under the Original Agreements.  Assignor and Assignee are providing this Assignment and Acceptance to the Company in order to induce the Company to consent to such assignment.  Unless otherwise defined, terms defined in the Original Agreements are used herein with the same meanings.

1.             Assignor hereby transfers and assigns to RTW Innovation Master Fund, Ltd. (“Assignee”), a Cayman Islands exempted company, and Assignee hereby assumes from Assignor, as of the Effective Date set forth below (the “Effective Date”), Assignor’s rights and obligations under the Original Agreements, to the extent of and in relation to the amount of $35,148 (the “Assigned Interests”). Assignee hereby makes and agrees to be bound by all of Assignor’s representations, warranties and agreements as set forth in the Original Agreements, to the extent of the Assigned Interests, including but not limited to the investor representations contained in Section 8 of the Subscription Agreement and in Section 10 of the Promissory Note. From and after the Effective Date, by their signatures to this Assignment and Acceptance, (i) Assignee agrees to become a party to and be bound by the provisions of the Security Agreement and the Registration Rights and (ii) Assignor agrees to relinquish its rights under the Original Agreements to the extent of the Assigned Interests.  Assignee acknowledges and agrees that it will be deemed and an “Investor” as such term is defined in the Security Agreement and a “Purchaser” as such term is defined in the Registration Rights Agreement.  Assignee consents and agrees to Assignor continuing to serve as the Collateral Agent for the Investors pursuant to the Security Agreement.

2.             Assignor and Assignee hereby request that the Company cancel the Promissory Note and reissue replacement secured convertible promissory notes (each a “Replacement Note”) (i) to Assignor in the principal amount of $964,852 and (ii) to Assignee in the principal amount of $35,148, with each Replacement Note to have terms substantially the same as those of the Promissory Note.  Assignor and Assignee agree to promptly countersign and return such Replacement Note to the Company upon presentment.

3.             Each of Assignor and Assignee hereby represents that Assignee is an Affiliate of Assignor and that the assignment evidenced hereby is exempt from the transfer limitations contained in Section 10.8 of the Promissory Note by reason of clause (ii) therein.  As a consequence, no registration statement or opinion of counsel is provided relating to this assignment, and Assignee expressly acknowledges and agrees to be subject to the terms of Section 10.8 of the Promissory Note to the same extent as if Assignee had been an original holder of the Promissory Note.

4.             Each of Assignor and Assignee represents and warrants to the Company that it has full power and authority to enter into this Assignment and Acceptance and the Replacement Note.

5.             This Assignment and Acceptance shall be governed by and construed in accordance with the internal laws of the State of California, without reference to the choice of law principles.

[signature page follows]

Legal Name of Assignor (“Assignor”): RTW Master Fund, Ltd.

Legal Name of Assignee (“Assignee”): RTW Innovation Master Fund, Ltd.

Effective Date of Assignment (“Effective Date”): September 8, 2016

The terms set forth above are hereby agreed to:

RTW Master Fund, Ltd., as Assignor

By:	/s/ Roderick Wong

Name:	Roderick Wong

Title:	Director

RTW Innovation Master Fund, Ltd., as Assignee

By:	/s/ Roderick Wong

Name:	Roderick Wong

Title:	Director

Address for Notices:

Attention:

Facsimile:

Email:

Telephone:

CONSENT TO ASSIGNMENT AND JOINDER IS HEREBY GRANTED:

BIOPHARMX CORPORATION

By:	/s/ Anja Krammer

Name:	Anja Krammer

Title:	President